Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

EXECUTION VERSION

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AGREEMENT

This AGREEMENT (the “Agreement”) is made by and between:

Alvotech hf. having its registered office at Sæmundargata 15-19, 101 Reykjavík, Iceland,

(hereinafter called “ALVOTECH”),

and

STADA Arzneimittel AG having its registered office at Stadastraße 2-18, 61118 Bad Vilbel, Germany,

(hereinafter called “STADA”).

Both, ALVOTECH and STADA, are hereinafter sometimes collectively referred to as the “Parties”, and each may be referred to in singular as a “Party”.

WHEREAS

ALVOTECH is engaged in the development of pharmaceutical products, and pursuant to development works and studies, is holding comprehensive, valuable, proprietary information and data concerning a pharmaceutical product with the API [***] which enable ALVOTECH and/or STADA to successfully apply for Marketing Authorisations with local Health Authorities in the Territory in order to sell the corresponding pharmaceutical product.

As the Parties have different core markets which they cover, it is intended by the Parties that STADA will market the Products Developed by ALVOTECH for a certain period of time on an Exclusive-basis or Semi-Exclusive basis in certain countries of the Territory.

ALVOTECH is willing to complete Development, register with the EMA, sell and supply the Products to STADA to use it in accordance with the terms and conditions hereinafter set forth.

STADA has the ability to manufacture, promote, sell and distribute pharmaceutical products in the Territory itself, through its Affiliates or distribution partners.

NOW, THEREFORE, in consideration of the premises and terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

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Article 1 – Definitions

In this Agreement, the following words and expressions written in capital letters shall have the following meanings, it being understood and agreed that such terms, whether defined in this Article 1 or elsewhere, shall include in the singular number the plural and in the plural number the singular:

1.1	All Indications	mean [***].

1.2	Alvotech Claims	has the meaning given in Article 14.8.

1.3	API	means the active pharmaceutical ingredient [***] as contained in the Dossier.

1.4	Affiliate	with respect to a Person means any other Person which, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such first Person. For the purposes of this definition, the term “Control” shall mean (a) possession, direct or indirect, whether alone or jointly with another Person or other Persons, of the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights, or otherwise or (b) ownership, direct or indirect, of more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such Person.

1.5	COGs price

for the Product shall comprise all reasonably attributable costs of ALVOTECH for manufacturing and supplying the ready to sell Product into the Territory, [***] such costs to include all such attributable costs of:

(a) [***]

(b) [***],

(c) [***], and

(d) [***]

([***]).

These costs shall be computed according to ALVOTECH’s reasonable standard cost accounting system and reasonable policies as applied for the time being on a fair and objective basis to all products manufactured in its business as further stipulated in this Agreement.

1.6	Competing Product	means any pharmaceutical product containing [***] as the sole active pharmaceutical ingredient and having the same dosage form and strength(s) as the Products.

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1.7	Confidential Information	has the meaning in Article 11.1

1.8	Consideration	has the meaning in Article 7.

1.9	CP	means Centralised Registration Procedure as established in the European Union (“EU”).

1.10	Created Product IP Rights	mean all IP Rights related to the Product in the Territory that are created during the period commencing upon the Effective Date and throughout the Exclusivity Period, in whole or in part, by (a) ALVOTECH solely (or in combination with consultants or Third Parties engaged by ALVOTECH), or (b) the Parties jointly under this Agreement (or in combination with consultants or Third Parties engaged by either Party), including without limitation the Dossier and any IP Rights included therein, but excluding for clarity, in each case, (i) the MA(s) and (ii) any tradenames, trade dresses, logos, brand names and business names.

1.11	Development or Develop	means all activities necessary for the application for grant of and, during the Supply Term, maintenance of any Marketing Authorisation for the Product which includes, but is not limited to preclinical and clinical drug development activities, test method development, stability testing, formulation, process development, manufacturing scale-up, development-stage manufacturing, analytical method validation, dossier compilation, amendments required during marketing authorization procedure, fulfilment of post authorization commitments (excluding commitments which need to be performed within the Territory by STADA (its Affiliates and/or Distributors) as MA holder), manufacturing process validation, quality assurance/quality control, report writing, preclinical and clinical studies of the Products.

1.12	Development Plan	means the plan for the Development as attached as Annex 3, as updated by mutual agreement between the Parties in writing.

1.13	Distributor	means any Third Party engaged directly or indirectly by STADA and/or its Affiliates in the normal course of its business to register, promote, sell, market and/or distribute the Products in any country(ies) of the Territory.

1.14	Dossier	means a copy of the complete registration file, as prepared for filing in the EU by Alvotech (or on behalf of Alvotech), including but not limited to any and all documentation, data, information, reports, case reports, clinical and non-clinical reports, sheets, correspondence with the Health Authorities, and approval documents, for the Product(s) for All Indications in accordance with the requirements, valid at the date of submission, of the CHMP regulatory guidelines in the EU and prepared in electronic Common Technical Document (e-CTD) format and English language for obtaining and maintaining MA’s in the EU.

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1.15	Effective Date	means the date of last signature of the Parties to this Agreement.

1.16	Enforcement Claim	has the meaning given in Article 14.5.

1.17	EU	has the meaning given in Article 1.9.

1.18	Exclusive (Rights)	mean that only STADA and/or its Affiliates and/or its Distributors (or sublicensees of STADA) shall be entitled to promote, market, sell and distribute the Products in applicable countries of the Territory, and neither Alvotech nor its Affiliates shall retain the right or may grant a Third Party a license or any other right for marketing, selling and distributing the Products in such countries.

1.19	Exclusive Purchase Obligation	has the meaning given in Article 8.1.

1.20	Exclusivity Period	means the duration of the Exclusive Purchase Obligation.

1.21	Finished Product	means the Product suitably labelled and packaged for distribution in the respective country of the Territory.

1.22	Floor Price	means the minimum price (excl. [***]) that STADA and/or its Affiliates shall pay as supply price for the Products as defined in Annex 1.

1.23	Freedom Royalty	has the meaning given in Article 9.14.

1.24	Freedom to Launch

means that neither

(a) the manufacture (inside or outside the Territory) of a Product by or for ALVOTECH, nor

(b) the marketing and sale (within the Territory) of a Product by or on behalf of STADA, its Affiliates or Distributors falls within the scope of protection of any or all of the Identified Patents, or, if such manufacture and/or such marketing and sale falls within the scope of protection of any or all of the Identified Patents, there is an irrevocable obligation from the holder(s) or owner(s) of such Identified Patents (or any Third Party entitled to defend the Identified Patents such as an exclusive licensee) not to assert any claim(s) based on any or all of such Identified Patents (including for the lifetime of the same), with such obligation extending also to STADA, its Affiliates and/or Distributors.

1.25	GCP	means the valid EU GCP Guidelines to include the Directive 2001/20/EC and the corresponding implementation guidelines, and also to include any additional GCP requirements applying in, and to the extent that any clinical studies are performed in, any individual countries of the Territory.

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1.26	GLP	means a quality system of management controls for research laboratories and organizations to ensure the uniformity, consistency, reliability, reproducibility, quality, and integrity of chemical (including pharmaceuticals) non-clinical safety tests from physio-chemical properties through acute to chronic toxicity tests.

1.27	GMP	means current good manufacturing practices for the manufacture of finished pharmaceutical products in effect in the EU, which set minimum standards to ensure that pharmaceutical products meet established requirements for identity, strength, quality, and purity, as established by guidelines of the Health Authorities in the EU.

1.28	Health Authority	means any regulatory authority in the Territory, responsible for (a) the evaluation of the Dossier and the grant, maintenance and renewal of MAs, (b) the supervision of pharmaceutical products and their safety, (c) the grant of any permit, approval and authorization required by applicable laws and/or any competent authority for the manufacturing of the Products (including for the manufacturing facility), and (d) ensuring GMP compliance.

1.29	Identified Patents	mean all Patents at the Target Date (and Patents to the extent contained in a settlement agreement) of the originator of [***] or any of its Affiliates in the Territory and, if outside the Territory, the country(ies) of manufacture by ALVOTECH or its Affiliates covering the Product(s), the API contained therein, the manufacture thereof, any of the authorized indications of the Product(s) or aspects of the package leaflet or summary of product characteristics of the Product(s).

1.30	Indemnifier	has the meaning given in Article 13.17.

1.31	Indemnitee	has the meaning given in Article 13.17.

1.32	Initial Supply Term	has the meaning given in Article 8.7.

1.33	IP Claims	has the meaning given in Article 14.3.

1.34	Intellectual Property Rights (“IP Rights”)

mean,

(a)   any know-how (including manufacturing know-how) and any other confidential scientific, technical and/or business information, including, without limitation, information comprised in or derived from formulae, galenical formulations, designs, specifications, drawings, component lists, manuals, instructions, analytical data, registration data, any processes, trade secrets, inventions, industrial models, designs, methodologies, drawings, formulae, procedures, techniques, clinical data or technical or other information or data, manufacturing, engineering and technical drawings,

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(b)   any and all patents, priority patent filings and patent applications including any continuation, continuation-in-part, division, provisional, substitute applications, any patent issued with respect to any such patent applications or priority filings, any reissue, re-examination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and any utility models, innovation patents, inventor’s certificates, applications for certificates of invention, and all foreign counterparts of any of the foregoing (collectively “Patents”),

(c)   design rights, whether registered or unregistered,

(d)   any unregistered marks, marks denoting geographic origin and trade dress,

(e)   any copyrights (including rights in computer software and database rights) including manuals, presentations, artwork (including the website design), drawings, audio-visual, textual or graphical works, videos, designs, packaging, advertising, promotion material, display material, database rights, logos and slogans in whatever medium recorded and whether registered or not, and

(f)   any other intellectual property rights as defined by applicable laws.

1.35	Joint Chair	has the meaning given in Article 4.2.

1.36	Joint Patent Right(s)	has the meaning given in Article 14.1.

1.37	Joint Steering Committee or JSC	has the meaning given in Article 4.2.

1.38	Launch	means sale of the Product by STADA and/or any of its Affiliates to [***].

1.39	Manufacturing Product ex-Territory IP Rights	mean all IP Rights owned solely by ALVOTECH or its Affiliates outside of the Territory whether existing as of the Effective Date or during the Exclusivity Period and thereafter until the expiry or termination of the Supply Agreement, that are used in the manufacture of the Products for use solely in the Territory in accordance with the MA, but excluding for clarity, any tradenames, trade dresses, logos, brand names, business names, and the like.

1.40	Marketing Authorisation (“MA”)	means any pharmaceutical product registration, licence or permit, including any renewal or variation thereof, which is required by any competent Health Authority for the import, promotion, distribution, marketing, sale and use of the Product in the Territory.

1.41	Net Profit	means the Net Selling Price minus the COGS Price.

1.42	Net Sales	mean the value of the total volume of Products sold for the period in question based on the Net Selling Price.

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1.43	Net Selling Price

means the gross amount invoiced per Product by STADA and/or its Affiliates for sales or other commercial dispositions of a Product to Third Parties in the Territory in an arm’s length bona-fide transaction, less the following deductions:

(a) [***];

(b) [***];

(c) [***]; and

(d) [***].

[***] are also deductible from the Net Selling Price.

1.44	Nominated Counsel	has the meaning in Article 9.3.

1.45	Party or Parties	means ALVOTECH and/or STADA.

1.46	Patents	has the meaning given in Article 1.34.

1.47	Patent Counsel	has the meaning in Article 9.3.

1.48	Person	means and includes any individual, partnership, corporation, trust, joint venture or similar entity.

1.49	Product(s)	means the pharmaceutical product specified by the respective Dossier(s), being: (a) [***]

1.50	Product IP Licensed Rights	mean those IP Rights however recorded and whether registered or not, in each case to the extent relating to the Products and their commercialisation in the Territory and/or manufacture (inside or outside the Territory) for use only in the Territory, whether such rights exist as of the Effective Date or come into existence at any time during the Exclusivity Period, including but not limited to those IP Rights relating to anything contained or included in the Dossier(s) and which are licensed to, ALVOTECH and/or its Affiliates by any Third Party and permitted to be sublicensed hereunder, but excluding any rights to any tradenames, trade dresses, logos, brand names, business names and the like.

1.51	Product IP Owned Rights	mean those IP Rights however recorded and whether registered or not, existing as of the Effective Date, to the extent relating to the Products and their commercialisation in the Territory and/or manufacture in the Territory, including but not limited to those IP Rights relating to anything contained or included in the Dossier(s) and which are owned solely by ALVOTECH and/or its Affiliates, but excluding any rights to any tradenames, trade dresses, logos, brand names, business names, and the like, including ALVOTECH’s and/or its Affiliates’ tradenames, logos, brand names and business names.

1.52	Semi-Exclusive Countries	[***].

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1.53	Semi-Exclusive (Right)	means that [***] shall be entitled to market, sell or distribute the Products in the applicable country of the Territory. For clarification this could be either via the other Party or one of the other Party’s Affiliates, or a Third Party.

1.54	Specifications	mean the technical characteristics of the Product as approved by the Health Authorities.

1.55	Supply Agreement	means the related agreement, by which STADA and/or its Affiliates particularly undertake to purchase STADA’s, its Affiliates’ or distribution partners’ total demand for the Product for the Territory exclusively from ALVOTECH for a limited period of time.

1.56	Supply Term	has the meaning given in Article 8.7.

1.57	Target Date	means 31 December 2021 at the latest, however, if possible at the earlier of (a) 30 June 2021 or (b) the date of the positive EC decision (for grant of the MA).

1.58	Tender	means any tender process where a health insurance or buying syndicate (e.g. group of hospitals) has asked or will ask pharmaceutical companies to bid on pharmaceutical products put up for tender including but not limited to the “AOK-Ausschreibung” in Germany.

1.59	Territory	[***].

1.60	Third Party	means any person or company which is neither a Party nor an Affiliate of a Party.

1.61	Third Party Joint IP Infringement	has the meaning given in Article 14.2.

1.62	Third Party Licensed IP Infringement	has the meaning given in Article 14.2.

Article 2 – Grant of Rights/ Ownership

2.1

Subject to the terms and conditions set forth in this Agreement, including without limitation, Article 2.2, Article 2.3, Article 2.4, Article 2.5, Article 14 and Article 15, ALVOTECH hereby grants to STADA:

(a)

the right to own an equal and undivided joint ownership interest (with ALVOTECH or its applicable Affiliate(s)) in the Territory in and to (i) the Product IP Owned Rights and (ii) the Created Product IP Rights;

(b)	the sub-licensable right (through multiple tiers) to the Product IP Licensed Rights;

(c)	the right under Manufacturing Product ex-Territory IP Rights; and

(d)

the right to sublicense or subcontract any or all of the rights granted in accordance with Article 2.1(a), (b) and (c) to any Distributors and/or any other Third Party in the Territory, provided further that:

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(i)	STADA remains liable at all times towards ALVOTECH for the performance and any act or omission of any such permitted sublicensee or subcontractor;

(ii)

STADA secures all appropriate covenants, obligations and rights from any such permitted sublicensee or subcontractor to ensure that it will comply with all of STADA’s covenants and obligations to ALVOTECH under this Agreement to the extent that the sublicensee or subcontractor performs such covenants and obligations (including without limitation Article 10);

(iii)	any rights licensed by a Third Party and sublicensed hereunder shall be subject to the terms and conditions of such Third Party agreement; and

(iv)	with respect to the manufacturing rights granted under Article 2.1(a), (b) or (c), STADA may only engage any Third Party toll manufacturer in the ordinary and usual course of STADA’s business.

2.2

Subject to all other applicable terms and conditions of this Agreement, and provided STADA is not in an uncured material breach of this Agreement and/or the Supply Agreement, STADA’s rights under Article 2.1 with respect to the Products in the Territory shall at all times be:

(a)	in the case of any manufacturing related rights, non-exclusive; and

(b)	in the case of using, marketing, promoting, selling, offering, importing, and/or distributing the Products:

(i)	Semi-Exclusive Rights during the Exclusivity Period in the Semi-Exclusive Countries,

(ii)	Exclusive Rights during the Exclusivity Period in all other countries of the Territory, and

(iii)	non-exclusive in all countries of the Territory following the expiration or early termination of the Exclusivity Period.

2.3	The rights under Article 2.1 shall at all times be used (and only used) for the purpose of:

(a)	obtaining and using one MA for the Product(s) per country of the Territory; and

(b)

using, clinically testing and/or having clinically tested (as described in Article 3.4), marketing and/or having marketed, promoting or having promoted, selling and/or having sold, offering and/or having offered for sale, importing and/or having imported, and/or distributing and/or having distributed the Products under any trademarks of STADA and/or its Affiliates and/or its Distributors in the Territory; and

(c)	manufacturing Products inside and/or outside the Territory solely for use in the Territory, [***] months prior to the expiry of the Exclusivity Period subject to prior notification to ALVOTECH.

2.4	STADA hereby grants to ALVOTECH:

(a)

the perpetual, fully-paid up, royalty-free, exclusive (even as to STADA and its Affiliates) and sub-licensable right (through multiple tiers) to freely exploit the Product IP Owned Rights and the Created Product IP Rights, for:

(i)	all purposes outside of the Territory; and

(ii)	all purposes inside the Territory other than with respect to the Products;

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(b)

the perpetual, fully-paid up, royalty-free, exclusive (even as to STADA and its Affiliates) and sub-licensable right (through multiple tiers) to freely exploit the Product IP Owned Rights and the Created Product IP Rights, to Develop the Products inside and outside the Territory and carry out its obligations under this Agreement in the Territory in accordance with this Agreement, including submitting to EMA a CP for the Products in the Territory;

(c)

the perpetual, fully-paid up, royalty-free, exclusive (even as to STADA and its Affiliates) and sub-licensable right (through multiple tiers) to freely exploit the Product IP Owned Rights, the Created Product IP Rights, the Product IP Licensed Rights, and the Manufacturing Product ex-Territory IP Rights to manufacture the Products, provided that

(i)

[***] months prior to the expiry of the Exclusivity Period, STADA shall, subject to prior notification to ALVOTECH, be entitled to manufacture validation batches of the Products inside or outside the Territory for the sole purpose of using such Products in the Territory after expiry of the Exclusivity Period; and

(ii)

after expiry of the Exclusivity Period, STADA shall have the non-exclusive right to manufacture the Products inside or outside the Territory for the sole purpose of marketing, promoting, selling and distributing the Products in the Territory; and

(d)

the perpetual, fully-paid up, royalty-free, Semi-Exclusive (ALVOTECH or [***] designated by it, but not more, in addition to STADA and its Affiliates or Distributors) and sub-licensable right (through multiple tiers) to freely exploit the Product IP Owned Rights, the Created Product IP Rights, and the Product IP Licensed Rights for using, marketing, promoting, selling, offering, importing, and/or distributing the Products in the Semi-Exclusive Countries.

2.5

(a) Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates and Third Parties working on their behalf, to so disclose, the invention, discovery, development or other making of any Created Product IP Rights by such Party or any of its Affiliates or Third Parties acting on their behalf. Each Party assigns, and shall cause its Affiliates and Third Parties acting on behalf of such Party and such Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Created Product IP Rights as is necessary to fully effect the joint ownership provided for in Article 2.1(a), including all rights of action and claims for damages and benefits arising due to past and present infringement of such rights.

(b)

Alvotech assigns, and shall cause its Affiliates to so assign, one-half of its right, title and interest in and to any Product IP Owned Rights to STADA to effect the joint ownership provided for in Article 2.1(a). Each Party will cooperate with the other Party and its representatives to effectuate such joint ownership rights in and to the Product IP Owned Rights and Created Product IP Rights, including without limitation, executing any documents in connection therewith. For clarity, all IP Rights created by a Party other than Created Product IP Rights (which shall be jointly owned pursuant to Article 2.1(a)), shall be owned by the Party creating such IP Rights.

2.6

Subject to all other applicable terms and conditions of this Agreement, STADA will become the owner of all Marketing Authorisations obtained by direct application of STADA, its Affiliates or by applications on behalf of STADA or its Affiliates submitted by ALVOTECH or a regulatory consultant chosen by STADA or its Affiliates. For the avoidance of doubt, this will not apply to MAs which ALVOTECH, its Affiliates or their distributors or agents may apply for when exercising ALVOTECH’s rights in the Semi-Exclusive Countries. In case of sublicensing according to Article 2.1(d) above, STADA shall be entitled to transfer a further copy of the Dossier to the respective sublicensee for the relevant country of the Territory.

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2.7

STADA is entitled to use and retain the copy of the Dossier (including all variations) it receives pursuant to this Agreement in accordance with all rights granted under (and subject to all terms of) this Agreement and the Supply Agreement.

2.8

For the avoidance of doubt, and without prejudice to the licences to STADA as set out in Articles 2.1 through 2.3 and to Alvotech as set out in Article 2.4, it is acknowledged that, as between the Parties, ALVOTECH retains full ownership or rights of all and any Product IP Licensed Rights and Manufacturing Product ex-Territory IP Rights licensed to STADA under this Agreement, and use of any Product IP Licensed Rights or Manufacturing Product ex-Territory IP Rights are subject to the terms and conditions of the applicable Third Party agreement. Except where Product IP Owned Rights and Created Product IP Rights are exclusively and/ or Semi-Exclusively licensed to the other Party under this Agreement, each Party may exploit, license, or sublicense (through multiple tiers) Product IP Owned Rights and Created Product IP Rights without the consent of, or a duty of accounting to, the other Party.

Article 3 – Development/ Dossier

3.1	ALVOTECH shall properly Develop the Product and compile the respective Dossier in accordance with the Development Plan, which includes, but is not limited to ALVOTECH’s obligation to:

(a)

properly Develop the Product according to the Development Plan, in compliance with the stipulations in this Agreement and the decisions and guidance by the JSC, and shall apply commercially reasonable efforts to Develop the Product within the time lines contained in the Development Plan;

(b)	devote suitably qualified and trained employees with high professional standard to conduct the Development;

(c)	make sure that all rooms and equipment used for the Development shall comply with all relevant legal provisions as amended from time to time;

(d)

maintain and store complete, accurate and authentic accounts, notes, records, data and all records and results of the Development and all work done in the course of the same, as required by the applicable law or any Health Authority and make such records available to STADA during normal business hours and allow STADA to take reasonable copies thereof; such records shall reflect the work done and results achieved in the performance of the Development Plan in sufficient detail and in a manner appropriate for patent and regulatory purposes;

(e)

prepare and deliver complete and comprehensive documentation for the Dossier for the Product including the respective pharmaceutical (CMC), preclinical and clinical modules of the Dossiers and a risk management plan for the Territory;

(f)

generate stability data according to GMP- and ICH- guidelines proving stability of the Product of at least [***] months (real-time data and accelerated data, Climate Zone II) at the planned date of submission of the CP application in respect of GMP- and ICH-conforming, manufactured batches and complement this with additional [***] months by the estimated time of grant of MA;

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(g)

continue the stability program needed for the Territory for the batches (real-time) up to [***] months, provided the [***] months stability data were within the Specifications, and submit the subsequent stability data to STADA free of charge immediately after its completion;

(h)

compile the respective Dossiers (including any necessary amendments thereto) complying in particular with, but not limited to, the Notice to Applicants by the European Commission with respect to article 6 of Regulation (EC) No. 726/2004, and with respect to the Annex I to Directive 2001/83/EC as amended (with respect to the Product to be sold in the European Union);

(i)

conduct the Development in a way acceptable to the EU Health Authorities so that Marketing Authorisations may be issued and maintained by the EU Health Authorities and in a manner that the Product is eligible for commercialization in the Territory;

(j)

conduct all aspects of the Development in accordance with GMP, GLP and GCP and current state-of-the-art and all generally accepted pharmaceutical industry standards and practices in force in the pharmaceutical industry or elsewhere as appropriate;

(k)

make any necessary notifications to any EU Health Authority having jurisdiction over any aspect of Development and comply – to the extent applicable – with any inspection and monitoring activity of the same in respect of the testing of the Product or any ingredients contained therein;

(l)

provide, at least every [***] months, to STADA a summary report on the progress of its past and current activities under the Development Plan as well as on all activities planned for the subsequent [***] months;

(m)

notify STADA immediately and in writing of any problems or delays of any nature in performing its contractual obligations, in particular of any situation which may adversely affect the Development and the compliance with the completion of the Development according to the timelines contained in the Development Plan, and of any information that comes to its attention concerning the quality, safety or efficacy (whether actual, anticipated or presumed) of the Product or that may threaten the same;

(n)

allow STADA a reasonable time to review and comment on any information / documents as described above (and STADA undertakes to provide any comments as soon as reasonably possible in order not to delay the Development), however, without limiting ALVOTECH’s obligations and warranties hereunder, and if deadlines apply (which deadlines must be notified by ALVOTECH to STADA), then in time to enable ALVOTECH to meet those deadlines;

(o)

provide to STADA information regarding the actual or envisaged manufacturing process of the API and the formulation of the respective Product in such detail to enable STADA to perform additional analysis and searches on registered Intellectual Property Rights of Third Parties (the results of which shall be provided to ALVOTECH) and submit the results of its envisaged manufacture and formulation to STADA for approval (such approval not to be unreasonably withheld or delayed), all without limiting ALVOTECH’s obligations and warranties hereunder;

(p)

for the purpose of enabling STADA to have an opportunity to comment, provide to STADA a draft protocol for any non-clinical or clinical studies to be performed in accordance with the Development Plan according to GCP related to the Product prior to the commencement of such study, all without limiting ALVOTECH’s obligations and warranties hereunder;

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(q)	procure and ensure that STADA has the right to verify GCP compliance of the clinical studies by allowing:

(i)	STADA to conduct onsite audits at the CRO(s), the clinical site(s) and/or analytical site(s) involved in the Development of the Product; and

(ii)	upon STADA’s request, to provide STADA with all quality-related aspects of the contract between the sponsor and CRO and all monitoring and audit reports about quality-assuring measures;

(r)

provide to STADA all data and information, also including but not limited to information on technical difficulties and their solutions, generated by ALVOTECH as part of the Development including, without limitation, copies of relevant conclusions, summaries and reports;

(s)

ensure that all records and documentation provided to STADA under this Agreement or any agreement referred to herein shall be accurate in all respects and in compliance with all applicable legal requirements;

(t)	as soon as available and upon request from STADA, provide to STADA any parts of the Dossier and the complete Dossier in e-CTD form;

(u)

upgrade the Dossier (e.g. process changes or method updates) according to the respective requirements of the EU Health Authorities and will make it available to STADA as soon as possible free of charge as long as the Supply Agreement is in force;

(v)	provide all documents to STADA in the English language;

(w)

perform an annual product quality review for the Product according to EU GMP Guide section 1.10. (i), (ii), (iii), (iv), (v), (vii), (ix), (xi), (xii) and to provide STADA with this data free of charge; and

(x)

conduct follow up stability on the first [***] production batches of the Product in accordance with GMP- and ICH-guidelines proving stability of the Product for the duration of the planned shelf life as well as further stability studies as requested by the EU Health Authorities. ALVOTECH will provide the results of such studies to STADA free of charge, provided that the Supply Agreement is still valid, and without delay as soon as reasonably possible after new results are available.

3.2

Any additional revisions to the Dossier communicated by ALVOTECH to STADA, including without limitation developments or updates generated and submitted by ALVOTECH to STADA subject to this Agreement shall become part of the Dossier and STADA shall be entitled to use them in the same way as the Dossier in accordance with this Agreement.

3.3

The Dossier shall be delivered to STADA by 31st March 2020 at the latest. This date may be extended by up to [***] months if justified by the demands of the Development Plan in which case the Parties (both acting reasonably) will agree to amend the Development Plan accordingly.

3.4

STADA shall not conduct any clinical or other study with the Products without the prior written consent of ALVOTECH (such consent not to be unreasonably withheld or delayed); no consent is required if such clinical or other study is legally required or a consent would be incompatible with legal requirements, but STADA shall notify ALVOTECH in writing as soon as it reasonably can giving details of the proposed protocol for such study and shall consider in good faith any comments ALVOTECH provides.

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Article 4 – Joint Steering Committee

4.1

In all matters related to the collaboration established by this Agreement, the Parties shall: (a) strive to balance the legitimate interests and concerns of the Parties and to realize the economic potential of the Products; (b) act in a commercially reasonable manner and in good faith in respect of this Agreement and all decisions or determinations to be made hereunder, and (c) seek to comply with good pharmaceutical and environmental practices.

4.2

Notwithstanding ALVOTECH’s obligations under Article 3, ALVOTECH and STADA will, working together, monitor and manage the progress and conduct of the Development and the Development Plan, to include the compilation of the Dossier. For this purpose, both Parties shall establish a steering committee (“Joint Steering Committee” or “JSC”) which shall operate as follows:

(a)

the objectives of the JSC shall be (i) to monitor and review progress under the Development Plan, and (ii) to decide questions arising whilst the Development Plan is under way and make any necessary revisions to the Development Plan;

(b)

each Party may appoint up to [***] members to the JSC. Each of STADA and ALVOTECH may replace any or all of its representatives on the JSC at any time upon written notice to the other Party. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the JSC. ALVOTECH and STADA each may, on advance written notice to the other Party, invite non-member representatives of such Party to attend meetings of the JSC, provided that non-employees of a Party must have signed an appropriate confidentiality agreement to be able to participate;

(c)	the JSC shall be chaired jointly by a member appointed by each Party (“Joint Chair”);

(d)	decisions shall be taken by the affirmative vote of the Joint Chairs of the JSC;

(e)

in the event of any failure to agree, both Parties shall refer the dispute to the CEO of ALVOTECH and an executive board member of STADA. If the dispute is not resolved within [***] business days, then the decision shall be as required by the STADA Joint-Chair of the JSC. This decision may only be challenged by ALVOTECH within [***] business days if ALVOTECH considers the decision is harmful to the objectives or timetable of the Development Plan and refers the decision to review by a senior professor well experienced in the scientific subject to be reviewed. Any such review must be concluded within [***] weeks (or such other period as the Parties mutually agree). The Parties must oblige the appointed senior professor to base his/her decision on the following criteria: on the one hand he/she must take into consideration the scientific feasibility of the Development Plan and the requirements to obtain a MA for the Product, and on the other hand he/she must consider the desire of both Parties (without prejudicing the safety and quality of the Product) to achieve economic success by (i) launching the Product for sale as soon as may be reasonably possible and (ii) obtaining the necessary marketability of the Product. In the absence of manifest error, the decision of the appointed senior professor shall be final and not be subject to judicial review;

(f)	the JSC shall meet on [***]-monthly basis;

(g)	meetings shall be held by physical presence at least [***]per year, otherwise by conference or video call;

(h)

in lieu of a meeting of the JSC, the JSC may adopt a circular written resolution signed by all the members of the JSC separately which shall be as effective as a resolution passed at a meeting of the JSC duly convened and held in person. Such resolution in writing may consist of several documents, each signed by one or more of the members of the JSC;

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(i)	the JSC shall keep minutes of their meetings;

(j)

the JSC has the power to constitute sub-committees or working parties which shall report to the JSC on specific subject-matter as determined by the JSC, and operate in accordance with the requirements as laid down by the JSC; and

(k)	each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate in, the JSC.

Article 5 Registration procedure

5.1

ALVOTECH shall as soon as reasonably possible (within a maximum of [***] months) after completion of the Dossier and STADA’s approval, in coordination with STADA, submit to EMA a CP for the Products in STADA’s name as Marketing Authorisation holder and with STADA’s own brand name/trademark.

5.2

In addition, ALVOTECH grants the right to STADA, STADA’s Affiliates and to consultants working on behalf of STADA or its Affiliates to register the Products, at STADA’s risk and expense in respect of countries of the Territory not covered by the CP via national procedures. STADA is entitled to decide independently whether and when to submit for national applications for the Products in such countries to obtain MAs in the name of STADA, its Affiliates and/or consultants acting on STADA’s or its Affiliates’ behalf and at STADA’s own expense. For that reason, STADA is entitled to use regulatory consultants working on behalf of STADA or its Affiliates. However, if such national applications are not submitted within [***] months after receipt of the Dossier for any negligent act, fault or culpable omission by STADA or any of its Affiliates or anyone acting on any of their behalves (or such longer period as the Parties mutually agree), then, on a country by country basis, ALVOTECH shall have the right to terminate this Agreement with respect to such country, provided that

(a)	ALVOTECH has first notified STADA in writing of such non-submission (describing the country and due date of the submission),

(b)	ALVOTECH granted a last grace period of [***] month to rectify such failure, and

(c)	STADA has not done so within said grace period,

except that said [***] months’ period shall be prolonged by such reasonable period which is necessary to allow for any required additional local studies to be conducted. STADA will keep ALVOTECH informed about progress of all such applications. Upon any such termination in a country, the relevant provisions in Article 15.5 shall apply with respect to such country.

5.3

STADA or its Affiliates will bear all Health Authority fees and all other reasonable external costs associated with all MAs obtained by or for and/or transferred to, STADA or its Affiliates (including any consultants acting on any of their behalves) unless otherwise stated in this Agreement.

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5.4

ALVOTECH shall use all reasonable efforts to provide the assessment reports and all deficiency letters to STADA within [***] working days (or sooner) from the receipt thereof, in case the registration procedure(s) is/are being conducted by ALVOTECH on behalf of STADA. In case STADA runs the registration procedures on its own, STADA will use all reasonable efforts to provide the deficiency letters received from any Health Authority to ALVOTECH without delay, at the latest within [***] working day from the receipt thereof. Irrespective of whether the registration procedure is conducted by ALVOTECH on behalf of STADA, by STADA itself or a regulatory consultant working on behalf of STADA and/or its Affiliates, ALVOTECH shall provide all reasonable assistance which is required to obtain and maintain the MAs as quickly as possible. Such assistance shall be interpreted as including without limitation to provide STADA with the statements, certificates and information required to compile module one (1) of the Dossier prior to submission, the timely and free of charge preparation of response documents to deficiency letters from the Health Authorities in English language and in accordance with applicable guidelines. Moreover, ALVOTECH will provide the draft and final response documents to deficiency letters from Health Authorities prior to submission and with sufficient time for STADA or the regulatory consultants working on behalf of STADA and/or its Affiliates to evaluate and comment on such response documents.

A copy of the submitted responses will be provided to STADA within [***] working days after submission in case such procedure was conducted by ALVOTECH on behalf of STADA.

In the event deficiency letters received from the competent Health Authorities in the Territory require significant, additional Product development activities beyond the requirements of the relevant guidelines, then ALVOTECH and STADA shall decide in mutual consent the manner in which the information shall be generated.

5.5

STADA will use the MAs and the Dossier only according to Article 2 of this Agreement. The passing on of the Dossier or copies of it, whether in whole or in parts, to any Third Party, except to STADA’s Affiliates, Distributors, sublicencees, competent authorities or external consultants (subcontractors), is strictly prohibited. Any further use depends on the written consent of ALVOTECH. Once STADA is entitled to arrange for the manufacture of the Product itself or its Affiliates or sub-contract it to Third Party manufacturers, STADA may for such purpose disclose the relevant parts of the Dossier to the relevant Third Party manufacturer subject to confidentiality obligations no less stringent than the confidentiality obligations of this Agreement.

Article 6 Changes/ Variations

6.1

In case of intended variations to the Dossier initiated by ALVOTECH after grant of the MAs, ALVOTECH will inform STADA at least [***] months in advance before the intended date of those changes coming into effect. ALVOTECH will provide STADA with sufficient details to start internal change control procedures at least [***] weeks before submission of the variation and will provide STADA in time for submission with the necessary complete documentation for the variation procedure. However, every variation has first to be approved by STADA, which shall not unreasonably withhold or delay its approval in writing. The changes to the Product notified to the Health Authorities shall only be implemented after successful completion of the variation procedures in the Territory or after written approval of STADA’s QC department.

6.2

In case of STADA-requested variations, which require additional work, like, but not limited to, development work, at ALVOTECH, such work shall be on behalf and for the account of STADA. The regulatory fees for such STADA-requested variations will be completely borne by STADA.

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6.3

In case of ALVOTECH-requested variations, the work required shall be for the account of ALVOTECH, and the regulatory fees will be borne by ALVOTECH except that STADA shall bear the regulatory fees where STADA will have a direct benefit (e.g. lower Supply Price, longer shelf-life, or shorter lead times), which benefit must be of a reasonable and material value relative to the cost of such regulatory fees.

6.4

In case of all other variations, STADA shall bear all fees due to the Health Authority as a consequence of any change, variation or any modification that may be introduced in the Dossier and/or in the Marketing Authorisation.

6.5

Irrespective as to who will benefit of the changes, any changes to the Dossier by ALVOTECH will be communicated without delay and any additional appropriate regulatory documentation will be provided by ALVOTECH to STADA free of charge including but not limited to the preparation of relevant Dossier replacement pages which must comply with e-CTD-requirements. Additionally, ALVOTECH will provide to STADA (a) the updated, consolidated Dossier in e-CTD format within [***] week after closure of the respective variation procedure in case such procedure was conducted by ALVOTECH on behalf of STADA and (b) after finalization of the registration procedure, copies of the e-CTD sequences that have been submitted to the Health Authority/-ies. ALVOTECH will not provide to STADA re-published e-CTD sequences.

Article 7 – Monetary Consideration

In consideration of the rights which ALVOTECH grants to STADA and its Affiliates under this Agreement, STADA shall pay to ALVOTECH the consideration (“Consideration”) of up to €30,500,000 (thirty million, five hundred thousand Euros), excluding VAT, payable as follows:

7.1	€[***] Euros) at the time the [***];

7.2	€[***] Euros) on [***];

7.3	€[***] Euros) on [***]; and

7.4	€[***] Euros) once [***].

Payments under Articles 7.1 through 7.4 shall only be payable once. Thus, to illustrate the same, if Net Sales exceed for the first time the amount of €50,000,000 (fifty million Euros), the milestone under Article 7.4 shall be payable at that time. Due payments shall be made by STADA within [***] calendar days after receipt of the relevant invoice from ALVOTECH.

All payments under this Agreement must be paid in Euro.

Article 8 – Supply of the Products

Before [***], STADA and ALVOTECH agree and undertake to each other to enter into a Supply Agreement which shall incorporate the following commitments:

8.1

STADA is committed to and shall ensure that its Affiliates purchase their total demand of the Products according to the Dossier(s) as Finished Product exclusively from ALVOTECH for a term of [***] years after Launch of the first strength of the Product in the Territory on a country-by-country basis (“Exclusive Purchase Obligation”);

8.2	ALVOTECH will constantly manufacture and deliver the Product according to current EU GMP provisions, the Dossier and the Product specifications;

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8.3

ALVOTECH will support STADA by using its reasonable commercial efforts to gain the import licence for the Products in case of manufacture in a country not belonging to the European Union, if applicable;

8.4

The prices for the Products supplied to STADA, its Affiliates and/or Distributors as Finished Product will be the greater of (a) [***] percent ([***]%) of STADA’s or STADA’s Affiliates’ (as applicable) Net Selling Price in the respective country of the Territory or (b) the Floor Prices as stated in Annex 1;

8.5

The Exclusive Purchase Obligation shall terminate automatically in case the Supply Agreement terminates or as otherwise agreed in the Supply Agreement, including in the event any competent authority finds the Exclusive Purchase Obligation in such country to be invalid or unenforceable;

8.6

With regard to the countries of the Territory with Exclusive Rights, upon STADA’s failure, other than as a result (and to the extent) of ALVOTECH failing to supply Product quantities ordered by STADA in accordance with the applicable provisions of this Agreement and the Supply Agreement, to purchase on a country-by-country basis:

(a)	[***]percent ([***]%) of its annual non-binding forecast for the Products over [***] ([***]) consecutive years, or

(b)	[***]percent ([***]%) of its annual non-binding forecast for the Products in [***] ([***]) [***] and not being able to catch up this volume in [***],

ALVOTECH shall be entitled to convert the Exclusive Rights to Semi-Exclusive Rights for the particular country as the sole remedy; and

8.7

The initial term of the Supply Agreement shall be the duration of the Exclusivity Period (“Initial Supply Term”). Provided that STADA has complied with its material obligations under the Supply Agreement, STADA shall have the right, in its sole discretion, to

(a)	prolong the Exclusivity Period and prolong the duration of the Supply Agreement, or

(b)	prolong the duration of the Supply Agreement (in which case all rights granted to STADA in Articles 2.1 through 2.3 shall become non-exclusive)

for up to three (3) times for further five (5) years periods by providing to ALVOTECH twelve (12) months written notice prior to the end of the Initial Supply Term or any prolonged term (as applicable) of its decision to prolong either the Exclusivity Period and or the term of the Supply Agreement (the total period of the Supply Agreement being call the “Supply Term”).

In case of any inconsistencies between the provisions of this Agreement and the Supply Agreement in relation to supplies of the Products, the provisions of the Supply Agreement shall prevail.

8.8

Both Parties have the joint aim to be successful in respect of supplying the market in the Territory and understand that continuous cost improvements are an important element to achieve competitiveness. Therefore, ALVOTECH shall use its reasonable commercial efforts during the Supply Term to improve its manufacturing and supply costs for the Product (including [***]) so that, if necessary, ALVOTECH may be able to reduce the Floor Prices. ALVOTECH shall use its [***] to support STADA and its Affiliates competitiveness when bidding for tenders if ALVOTECH is able to [***].

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Article 9 - Launch; Freedom to Launch and Reimbursement

9.1	STADA will use all commercially reasonable efforts to Launch the Products in each country of the Territory within [***] months of:

(a)	MA grant (for the respective country), and

(b)	where applicable, receipt of the required price approval by health insurance organisations and other competent authorities,

whichever occurs later, and in any event provided that:

(i)	any applicable Patent would not be infringed by the manufacture, marketing and sale of the Products and there is Freedom to Launch;

(ii)	ALVOTECH delivers the confirmed orders for the Products on time; and

(iii)	there is no judicial measure in force at such time that prevents STADA from Launch of the Products.

If STADA fails to Launch the Products as so required then, within [***] days, ALVOTECH shall be entitled to terminate the Agreement with regard to the specific country concerned and remove such country from the scope of this Agreement as its sole remedy.

9.2

Without limiting any other of ALVOTECH’s obligations under this Agreement including those under Articles 13.3, 13.4 and 13.5, ALVOTECH shall use its reasonable commercial efforts to obtain Freedom to Launch with All Indications on (or, as soon as may be possible, after) the Target Date. ALVOTECH shall keep STADA informed as to its progress in obtaining such Freedom to Launch. ALVOTECH shall use reasonable commercial efforts to lawfully provide a copy of the (potential) settlement agreement to STADA and the provisions in Article 9.3(b) shall apply. If ALVOTECH is not entitled to provide a copy of the (potential) settlement agreement to STADA, then the provisions in Article 9.3(c) shall apply. ALVOTECH shall provide STADA all available information regarding Third Party Patents including Identified Patents affecting the Products in the Territory.

STADA will provide ALVOTECH with its available information regarding Third Party Patents affecting the Products in the Territory. Without limitation of ALVOTECH’s responsibility (as stated in this Article 9.2) for Freedom to Launch, the Parties will discuss issues relating to Third Party Patents in order to try and reach an agreed opinion as to when it is reasonable to Launch the Products without incurring a material risk of a successful infringement challenge under any Third Party Patent.

9.3	The following provisions of this Article 9.3 will apply in addition to, and without limitation of ALVOTECH’s responsibility as stated in, Article 9.2:

(a)	the objective of the following provisions is, so far as possible, to ensure that any settlement agreement to secure Freedom to Launch is approved in advance by or for STADA;

(b)

if not restricted by confidentiality obligations, ALVOTECH shall provide a copy of the draft settlement agreement to STADA so that STADA can provide comments to ALVOTECH. STADA, acting entirely at its own discretion, shall decide that it approves or does not approve the draft settlement as satisfactory for the purposes of ALVOTECH confirming Freedom to Launch. If STADA approves such draft and the settlement agreement is signed in the form of such draft, then, as soon as reasonably possible following signature, ALVOTECH shall provide a copy of such signed settlement agreement to STADA, and STADA will accept that there is Freedom to Launch;

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(c)

if, due to confidentiality restrictions, ALVOTECH is not able to provide a copy of the draft settlement agreement to STADA, then STADA is entitled to nominate an external lawyer (“Nominated Counsel”) of its own choice (but to whom ALVOTECH has no reasonable objection) to act in accordance with the following provisions. The Nominated Counsel will be retained, and paid for, by ALVOTECH as a second or alternative legal counsel and will be instructed by ALVOTECH with a copy to STADA that his/her review covers only (i) the key question whether the settlement agreement provides for Freedom to Launch and (ii) how to redraft the draft settlement agreement in order to achieve such Freedom To Launch. Oral explanation, if any, to the instructions shall be in the presence of STADA and there shall be no change or amendment to these instructions without the prior written consent of STADA. ALVOTECH shall provide a copy of the draft settlement agreement to the Nominated Counsel so that he/she can provide comments to ALVOTECH and its legal counsel dealing with the proposed settlement agreement. The Nominated Counsel, acting reasonably, shall advise ALVOTECH if he/she approves or does not approve the draft settlement as satisfactory for the purposes of ALVOTECH confirming Freedom to Launch under this Agreement and shall clearly advise in its response as to whether the settlement agreement provides for Freedom to Launch. If permitted by applicable laws, ALVOTECH shall provide a copy of such advice to STADA. Following the Nominated Counsel’s approval of such draft, as soon as reasonably possible following signature, ALVOTECH shall provide a copy of such signed settlement agreement to the Nominated Counsel. The Nominated Counsel shall then confirm (or otherwise) that the relevant provisions in the signed settlement agreement affecting the Territory and the country of manufacture by ALVOTECH is in the form he/she approved (containing at the most some immaterial deviations such as typos or clarifications). ALVOTECH shall provide a copy of such confirmation to STADA, and, to the extent that ALVOTECH is not restricted by confidentiality obligations, provide details of the settlement agreement to STADA. Provided that, within [***] days of receiving a copy of such confirmation and any available details of the settlement agreement, STADA has not notified ALVOTECH that it is “not satisfied” according to Article 9.3(d)(ii), then STADA accepts that there is Freedom to Launch. The Parties acknowledge and agree that, in the event there are problems implementing this Article 9.3(c), the Parties will discuss in good faith a reasonable alternative that achieves the same objectives of the Parties. Without limiting Article 13, in the event the written statement provided by the Nominated Counsel does not clearly confirm that the settlement agreement provides for Freedom to Launch, STADA shall have the right to declare that it assumes that no Freedom to Launch is given and may terminate the Agreement under Articles 9.4 or 9.9.

(d)	if:

(i)

ALVOTECH considers that STADA has not been reasonable when giving a decision under Article 9.3(b) that it will not approve the draft settlement as satisfactory for the purposes of ALVOTECH confirming Freedom to Launch; or

(ii)

STADA is not satisfied that the draft settlement agreement as approved by the Nominated Counsel under Article 9.3(c) is satisfactory for the purposes of confirming Freedom to Launch (with STADA giving the reasons for its assessment);

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then both Parties shall discuss the situation in good faith and use their reasonable commercial efforts in good faith to reach a resolution. If within [***] days the Parties are not able to find a resolution, then both Parties shall refer their disagreement to an external counsel who shall be (A) an experienced attorney-at-law specialised in the field of patents or an experienced patent lawyer and (B) nominated by STADA (provided that ALVOTECH has no reasonable objection to his/her nomination) (such individual, the “Patent Counsel”) to give his/her opinion within [***] months (or such other period as the Parties shall agree). Both Parties shall be entitled to submit documents to the appointed Patent Counsel and to attend a joint meeting with him/her. Such Patent Counsel shall consider all reasonable arguments submitted by each Party. The appointed Patent Counsel shall then determine if STADA has provided reasonable arguments in declaring its dissatisfaction as to whether there is Freedom to Launch or not under the settlement agreement, along with a final determination as to whether the settlement agreement provides for Freedom to Launch.

For clarity, the above review and approval rights of STADA and the Nominated Counsel and/or the Patent Counsel shall only apply with respect to Identified Patents or other Patents in the Territory (or in the country of manufacture by or for ALVOTECH) and shall not extend to rights outside of the Territory.

9.4

In case Freedom to Launch is not given with All Indications within the Territory by the Target Date then, within [***] days after the Target Date, STADA is entitled to terminate this Agreement and the Supply Agreement by giving written notice to ALVOTECH, and ALVOTECH will within [***] days refund to STADA [***] percent ([***]%) of the Consideration already paid under Article 7 if STADA so terminates.

9.5

In case Freedom to Launch is given with All Indications within the Territory within twelve (12) months after the Target Date, then, within [***] days after such Freedom to Launch is notified to STADA, STADA is entitled to terminate this Agreement and the Supply Agreement by giving written notice to ALVOTECH. If STADA decides to so terminate this Agreement and the Supply Agreement, then ALVOTECH will within [***] days reimburse to STADA €[***] ([***] Euros) of the Consideration already paid under Article 7.

9.6

If, within [***] months after termination in accordance with Article 9.5 ALVOTECH grants and/or sells rights to another business partner (or obliges itself in writing to grant or sell such rights to a Third Party), including itself and any of its own Affiliates, to market the Products in place of STADA, then the reimbursement to STADA under Article 9.5 shall be increased from €[***] Euros) to €[***] Euros).

9.7

In case Freedom to Launch is given with All Indications within the Territory more than twelve (12) months after the Target Date but prior to [***], then, within [***]days after such Freedom to Launch is notified to STADA, STADA shall be entitled to terminate this Agreement and the Supply Agreement by giving written notice to ALVOTECH. If STADA decides to so terminate this Agreement and the Supply Agreement, then ALVOTECH will within [***] days reimburse to STADA €[***] Euros) of the Consideration already paid under Article 7.

9.8

If within [***] months after such termination in accordance with Article 9.7 by STADA, ALVOTECH grants rights to another business partner (or obliges itself in writing to grant or sell such rights to a Third Party), including any of its Affiliates, to market the Products in place of STADA then such reimbursement to STADA shall be increased from €[***] ([***] Euros) to €[***] ([***] Euros).

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9.9

In case Freedom to Launch with All Indications within the Territory is not given by 31 December 2023, within [***] days of [***], STADA is entitled to terminate this Agreement and the Supply Agreement by giving written notice to ALVOTECH, and ALVOTECH will within [***] days refund to STADA [***] percent ([***]%) of the Consideration already paid under Article 7 if STADA so terminates.

9.10

In case of any termination by STADA under this Article 9, (a) STADA shall transfer all MAs and MA applications to ALVOTECH or its nominee (ALVOTECH shall reimburse STADA for all registration fees for such transfer), (b) STADA, on behalf of itself and its Affiliates, hereby assigns to ALVOTECH, all of STADA’s right, title, and interest in and to all Product IP Owned Rights and Created Product IP Rights, (c) STADA hereby grants to ALVOTECH, a non-exclusive, royalty-free, fully-paid up and sublicensable right (through multiple tiers), to freely exploit any other IP Rights owned by STADA or its Affiliates relating to the Product solely to the extent necessary for the manufacture, marketing, use, and sale of the Products in the Territory, in the form substantially similar to the commercialisation as performed or envisaged by STADA, however excluding right to any trademarks, and agrees to introduce ALVOTECH to any STADA licensors with the aim to obtain such licenses at ALVOTECH´s cost from any sublicenses or subcontractors of STADA or its Affiliates to the extent necessary for the manufacture, marketing, use, or sale of the Products in the Territory, (d) STADA shall have no further rights under this Agreement or in any other way with respect to the Dossier and the Products, and (e) neither Party shall have any further obligations to each other under this Agreement or the Supply Agreement except for (i) STADA’s obligation to cooperate with ALVOTECH and its representatives to effectuate the transfer, vesting, and recordal of ALVOTECH’s rights in and to such transferred Product IP Owned Rights and Created Product IP Rights and to grant the non-exclusive license above and introduce ALVOTECH for the purpose of obtaining any sublicensed IP Rights as provided above, and (ii) those provisions which are intended to take effect or survive after termination.

9.11

In case the Products are the only registered biosimilar versions of [***]mg/ml concentration in countries of the Territory which represent at least [***] percent ([***]%) of the sales potential for the Products in all such countries at a time when there is Freedom to Launch of the Products with All Indications, STADA will Launch the Products. In this case, there shall be no right to terminate under this Article 9, and the reimbursements provided for in the above paragraphs shall not apply.

9.12

For the purposes of Article 9.11, sales potential shall be calculated by reference to Iqvia (IMS) market research data for volume sales in all the relevant countries over the latest available [***] months’ period. In case Iqvia (IMS) data is not available for any country, then market research data produced by the provider most used in that country by the pharmaceutical industry shall be used instead.

9.13	If, having used reasonable efforts to market the Products, STADA’s cumulative Net Sales over [***] years commencing upon Launch do not reach:

(a)	[***] percent ([***]%) of €[***] ([***] Euros) (STADA’s forecast), then ALVOTECH will reimburse to STADA €[***] ([***] Euros) of the Consideration;

(b)	[***] percent ([***]%) of €[***] ([***] Euros), then ALVOTECH will reimburse to STADA €[***] ([***] Euros) of the Consideration; or

(c)	[***] percent ([***]%) of €[***] ([***] Euros) (STADA’s forecast), then ALVOTECH will reimburse to STADA [***].

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9.14

If ALVOTECH is obliged to pay a royalty to a Third Party in order to achieve Freedom to Launch with regard to the Identified Patents (“Freedom Royalty”), then the supply price as set out in Article 8.4 shall be increased by adding [***] percent ([***]%) of the rate of such Freedom Royalty. Such [***] percent ([***]%) of the rate of such Freedom Royalty payable by STADA hereunder shall in no event be more than €[***] ([***] Euros) per calendar year in the aggregate for the entire Territory. ALVOTECH shall provide STADA with regular updates (at least [***] per year) on the status of negotiation of such Freedom Royalty. STADA may verify the payments with an auditor in accordance with the provisions of Annex 1 attached hereto.

If the above provisions only apply to some countries, then the effects of this clause shall be applied to those countries only and any payments due shall be made on a pro rata basis (relative to annual sales value).

9.15

Without limiting STADA’s obligation under Article 9.1, from and after the Launch of the Product in a country until expiration of the Exclusivity Period, STADA will use all commercially reasonable efforts to promote, market, offer, and sell the Product in such country.

Article 10 – Non-Compete

10.1

STADA shall (and shall ensure that its Affiliates do) not, commencing upon Launch of the Product on a country-by-country basis in the Territory, promote, market, offer, distribute, or sell any Competing Product.

10.2	In any event, this non-competition obligation shall:

(a)	not extend more than [***] commencing on the date of Launch on a per country basis, and

(b)

not apply to any Competing Product acquired by STADA or its Affiliates as a result of any transaction executed by STADA or its Affiliates acquiring control of a Third Party that manufactures, has already registered or applied for, holds and maintains authorizations of such Competing Product, promotes, sells, markets, distributes or otherwise uses Competing Product in a country of the Territory at the date of acquisition of control where such Competing Product represents less than [***] percent ([***]%) of the value of all assets acquired. In case that more than [***] percent ([***]%) of the value of all assets are acquired, STADA has [***] ([***]) months to solve the conflict which may include the sale of the Competing Product. In case that more than [***] percent ([***]%) but less than twenty percent (20%) of the value of all assets are acquired, STADA has [***] ([***]) months to solve the conflict which may include the sale of the Competing Product.

(c)

For the avoidance of doubt, this Article 10 does not apply to Distributors but only to STADA and its Affiliates. For the purpose of this Article 10, the term “Affiliate” in respect of STADA shall include STADA Arzneimittel AG and any and all corporations and companies Controlled (as defined in Article 1.3) by it, either directly or indirectly, but shall [***] (unless such companies themselves are Controlled by STADA).

10.3

Notwithstanding the foregoing, if STADA or any of its Affiliates acquire a Competing Product (regardless of the value of such asset in an overall transaction) that is being promoted, marketed, offered for sale, distributed or sold in the Territory at any time during the [***] ([***]) [***] period following Launch of the Product within a country of the Territory the following will apply:

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(a)

STADA’s obligation to use commercially reasonable efforts to promote, market, offer and sell Products in the Territory during such [***] ([***]) [***] period shall not be diminished or otherwise affected by such Competing Product and such Competing Product shall not be taken into account in any manner in determining whether STADA’s or its Affiliates’ conduct of its activities under this Agreement are commercially reasonable; and

(b)

To the extent that sales of such Competing Product affect the sales of the Product (i.e. the market share of the Product decreases or remains the same due to sales of the Competing Product), such extent and amount of affected sales shall be included when calculating the thresholds set out in Article 9.13 and STADA’s right for reimbursement thereunder.

Article 11 - Confidentiality

11.1

CONFIDENTIAL INFORMATION: For [***] years following the termination of this Agreement, and unless otherwise provided for in this Agreement, all information of a confidential character provided pursuant to this Agreement, by either Party to the other including without limitation the contents of the Dossier, information on the business of either Party, the existence and terms of this Agreement as well as negotiations between the Parties prior to this Agreement shall be treated by the receiving Party as confidential (”Confidential Information“). During any period of time that Created Product IP Rights and the Owned Product IP Rights are jointly owned by the Parties, such IP Rights shall be considered the Confidential Information of both Parties. For clarity, following assignment of the rights to Created Product IP Rights and the Owned Product IP Rights to ALVOTECH, such IP Rights shall be considered the Confidential Information of ALVOTECH only. The receiving Party shall not disclose Confidential Information or parts thereof to any Third Party except to its Affiliates, its external consultants, competent authorities, Health Authorities, manufacturers, distribution partners or any Third Party acting on behalf of the receiving Party for the purposes of this Agreement, including in the case of ALVOTECH, pursuant to Article 2.4. The receiving Party shall ensure that such Third Parties receiving Confidential Information shall be bound by similar secrecy obligations except for competent authorities or Health Authorities. Neither Party shall use Confidential Information of the other Party (or of both Parties as deemed hereunder) for any purpose other than the purposes of this Agreement, including in the case of ALVOTECH, pursuant to Article 2.4.

11.2	Exception to the confidentiality obligation: The obligations of the receiving Party described in the above paragraph shall not apply to information that the receiving Party can prove:

(a)	is available to the general public on the Effective Date; or

(b)	is or is made known or available to the general public after the Effective Date by any means other than by an unauthorized act or omission of the receiving Party; or

(c)	was known to it or any of its Affiliates before the Effective Date and not obtained, directly or indirectly, from the disclosing Party; or

(d)	which is disclosed to the receiving Party or any of its Affiliates after the Effective Date by a Third Party which legally possessed it; or

(e)	has been independently developed by the receiving Party or any of its Affiliates.

11.3

Disclosure according to law: In case Confidential Information of the disclosing Party must be disclosed to courts, governmental agencies, health insurances or other authorities or is otherwise required by law, the receiving Party shall be entitled to do so to the extent required by law provided, however, that if either Party is so required, such Party shall give

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to the extent possible the other Party reasonable advance notice in written form of such disclosure requirement and use reasonable efforts to secure confidential treatment of such Confidential Information (whether through protective order or otherwise). Such disclosure shall, however, not relieve the receiving Party of its other confidentiality obligations contained herein.

11.4

Press release. After signing this Agreement and upon prior mutual and written agreement between the Parties, the Parties may issue a press release, provided always that nothing in this Article 11 shall prohibit any Party from making any public statement or announcement as may be required by the applicable law (including as interpreted by the administration practice of any competent authority) or by rule of any stock exchange (subject to compliance with Article 11.3).

Article 12 – Notices

Any notices or other communications to be served or sent to either Party shall be in writing and in English and shall be sufficiently sent if delivered in person, sent by registered prepaid airmail or commercial courier to such Party at address as set out below or such other address as such Party may notify in writing to the other Party from time to time.

Notices to ALVOTECH shall be to:

for the attention of the Managing Director and the Finance Director

Alvotech hf.

Sæmundargata 15-19

101 Reykjavík

Iceland

Notices to STADA shall be to:

STADA Arzneimittel AG

Attention: Vice President Biotechnology

Stadastraße 2-18

D-61118 Bad Vilbel

Germany

Article 13 – Warranties and Indemnification

ALVOTECH represents and warrants to STADA as a continuing representation and warranty that:

13.1

ALVOTECH is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power to execute and deliver this Agreement and to perform its obligations under this Agreement;

13.2	ALVOTECH has full rights in and access to the Dossier and it is fully entitled to grant the rights and licenses within this Agreement;

13.3	the Dossier and the use of the same by STADA contemplated by this Agreement do not infringe any Third Parties’ IP Rights except for any registered IP Rights;

13.4	the manufacture of the Products by ALVOTECH in the country of manufacture does not infringe any IP Rights of Third Parties;

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13.5

if a written settlement agreement to achieve Freedom to Launch is obtained by ALVOTECH or its Affiliate and such written settlement agreement has been reviewed and approved to provide Freedom to Launch by the Nominated Counsel:

(a)	and if, due to confidentiality restrictions, such written settlement agreement has not been reviewed and approved by STADA in writing, its terms secure Freedom to Launch;

and

irrespective as to whether, due to confidentiality restrictions, such written settlement agreement has been reviewed or approved by STADA:

(b)	its terms will remain in force for the lifetime of the Identified Patents; and

(c)	ALVOTECH will (and will procure that its Affiliates will) not take any action which will prevent such settlement agreement remaining in force as stated;

or if a written settlement agreement to achieve Freedom to Launch is obtained by ALVOTECH or its Affiliate and such written settlement agreement has been reviewed by STADA but due to STADA’s disagreement under Article 9.3(d), the Patent Counsel makes the final decision that the settlement agreement provides Freedom to Launch, then such settlement agreement secures Freedom to Launch, and

(d)	its terms will remain in force for the lifetime of the Identified Patents; and

(e)	ALVOTECH will (and will procure that its Affiliates will) not take any action which will prevent such settlement agreement remaining in force as stated;

13.6

if a written settlement agreement is obtained by ALVOTECH or its Affiliate, there are no reasons or set of facts known to ALVOTECH at the time of execution of such agreement which may lead to any invalidity of the settlement agreement e.g. based on legal reasons such as antitrust reasons or improper business practices such as coercion;

13.7

in respect of the clinical studies to be conducted by ALVOTECH in relation to the Products, ALVOTECH shall ensure that either it (or its Affiliates, or, in respect of activities conducted by a CRO, then such CRO‘s):

(a)

all clinical studies conducted (or to be conducted) during the Development of the Product have been (or will be) made available to STADA, and are (or will be) compliant to Good Clinical Practice (GCP);

(b)	the systems of the CROs involved in such studies are or (will be) in compliance with GCP;

(c)	the contract between the sponsor and CRO clearly describes and ensures (or will describe and ensure) the quality elements of the clinical studies required according to GCP;

(d)	appropriate quality-assuring measures such as monitoring and auditing of the study sites, processes and data have been (or will be) conducted by the sponsor;

(e)	sponsor and CRO will archive the documentation from the clinical studies in accordance with the provisions of Directive 2001/83/EC; and

(f)

so far as reasonably possible (and subject to medical ethical requirements and constraints by law), STADA will have direct access to original data, the processes applied for the conduct of the clinical study and the Essential Documents as defined in ICH E6 (R2);

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13.8	the Product can be manufactured according to the Dossier in commercial batch sizes;

13.9

based on the forecasts provided by STADA, there is (or will be) sufficient capacity for manufacture and supply of the Products in accordance with applicable laws, the Dossier, and the Product specifications including without limitation current GMP requirements and ALVOTECH will be able to timely supply the forecasted quantities of the Products to STADA and its Affiliates for Launch, provided STADA and/or its Affiliates observe the agreed deadlines and other requirements for forecasting and ordering the Product according to the Supply Agreement, and thereafter to continuously supply the Product to STADA and its Affiliates during the Supply Term according to Article 8 and the Supply Agreement; and

13.10

during the term of the Supply Agreement, it will comply with the applicable laws on falsified medicines, Directive 2011/62/EU and the Delegated Regulation 2016/161, and to meet to STADA’s requirements on falsified medicines including, without limitation, the provisions as set forth in Annex 2 to this Agreement.

STADA	represents and warrants to ALVOTECH as a continuing representation and warranty that:

13.11

it is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power to execute and deliver this Agreement and to perform its obligations under this Agreement;

13.12	it is fully entitled to grant the rights and licenses granted to ALVOTECH within this Agreement;

13.13

STADA and its Affiliates will not (and will not give consent for any Third Party on its behalf or any sublicensees or Distributors to) file for any registered IP Rights related to the Products outside the Territory, including any IP Rights within Product IP Owned Rights or Created Product IP Rights; and

13.14	it shall be responsible and liable to ALVOTECH for failure of its Affiliates, Distributors and sublicensees (and subcontractors) under this Agreement.

13.15	ALVOTECH indemnity

In addition to any other remedy available at law or under this Agreement, ALVOTECH shall indemnify and hold harmless STADA, its Affiliates and their respective directors, staff and representatives against all Third Party claims, suits, damages, loss, cost or expenses (including reasonable attorneys’ fees) made or brought against STADA, its Affiliates, manufactures, distributors and their respective directors, staff and representatives resulting from any Third Party claim relating to and to the extent of:

(a)

any breach of warranty, covenant or obligation by ALVOTECH under this Agreement (including for clarity, any claims, suits, etc. relating to breach of Article 13.5, even if such claims arise or are asserted after expiration of the lifetime of such Identified Patents); and/or

(b)	any wrongful or negligent act or omission of or on behalf of ALVOTECH and its Affiliates and its representatives in connection with the performance of this Agreement;

to the extent that STADA is not obliged to indemnify ALVOTECH under Article 13.16.

13.16	STADA indemnity

In addition to any other remedy available at law or under this Agreement, STADA shall indemnify and hold harmless ALVOTECH, its Affiliates, and their respective directors, staff and representatives against all Third Party claims, suits, damages, loss, cost or expenses (including reasonable attorneys’ fees) made or brought against ALVOTECH, its Affiliates and their respective directors, officers, staff and representatives resulting from any Third Party claim relating to:

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(a)	any breach of warranty, covenant or obligation under this Agreement by STADA;

(b)	any wrongful or negligent act or omission of or on behalf of STADA or its Affiliates in connection with the performance of this Agreement;

to the extent that ALVOTECH is not obliged to indemnify STADA under Article 13.15.

13.17	Indemnity Procedure

If any claim is brought against a Party or any of its Affiliates entitled to the benefit of an indemnity set out in this Agreement (the “Indemnitee”) by any Third Party which is likely to result in a claim by the Indemnitee against the Party who has given an indemnity under this Agreement (the “Indemnifier”), the Indemnitee shall:

(a)

give notice of such Third Party claim to the Indemnifier without undue delay; the notice shall describe such claim in reasonable detail including a reasonable explanation of the basis and amounts of the claims;

(b)	keep the Indemnifier promptly and fully informed as to the progress of any such claim and shall ensure that the Indemnifier is promptly sent copies of all relevant communications;

(c)

to the extent possible take all reasonable steps so as to recover or minimise or resolve such liability or dispute and, upon request by the Indemnifier, permit the Indemnifier to take conduct of such proceedings as the Indemnifier considers appropriate, acting reasonably at all times and with due consideration of the interest of the Indemnitee;

(d)	cooperate with all reasonable requests of the Indemnifier in relation to such claim; and

(e)	not, and shall procure that none of its Affiliates shall, accept, pay, settle or compromise any such claim without the prior written consent of the Indemnifier.

Article 14 – Intellectual Property Rights

14.1	Filing, Prosecution and Maintenance of Joint Rights.

(a)

ALVOTECH shall be primarily responsible, at its own expense, and in the name of both Parties, for taking all reasonable action related to the filing, prosecution and maintenance of all Patents relating to the Product IP Owned Rights and the Created Product IP Rights in the Territory (“Joint Patent Right(s)”). If ALVOTECH elects not to take any such action with respect to a Joint Patent Right, it shall provide written notice of the same to STADA, and upon STADA’s receipt of such notice, STADA shall have the right, at its own expense, and in the name of both Parties, for taking all reasonable action related to the filing, prosecution and maintenance of such Joint Patent Right. The Party responsible for such acts shall report to the other Party on a regular basis as to all material steps taken with regard to the filing, prosecution, and maintenance of such Joint Patent Rights including by providing such other Party with a copy of material communications to and from any IP Rights authority in the Territory regarding such Joint Patent Rights and by providing such other Party with drafts of any material filings or responses to be made to such authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow such Party a reasonable opportunity to review and comment. Each Party shall give the other Party all reasonably necessary support for the prosecuting Party to fulfil its obligations under this Article 14.1.

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(b)

For clarity, (i) as between the Parties, ALVOTECH or its Affiliate retains the sole right to prosecute and maintain all registered IP Rights contained within Product IP Licensed Rights and Manufacturing Product ex-Territory IP Rights, and (ii) ALVOTECH or its Affiliate retains the sole right to file for, prosecute and maintain all registered IP Rights contained within Product IP Owned Rights and Created Product IP Rights outside the Territory.

14.2

Each Party is obliged to inform the other Party as soon as reasonably possible if it becomes aware of (a) any registered IP Rights like patents or utility models of Third Parties affecting the commercialisation of the Products in the Territory or manufacture of the Product (regardless of whether in or outside the Territory) for sale and distribution in the Territory which were not previously known to each other or (b) any potential infringement or misappropriation of any Product IP Owned Right or Created Product IP Rights by a Third Party (“Third Party Joint IP Infringement”), or (c) any potential infringement or misappropriation of either any Product IP Licensed Rights or any Manufacturing Product ex-Territory IP Rights by a Third Party affecting the Product in the Territory or its manufacture for the Territory (each, a “Third Party Licensed IP Infringement”), and in each case, provide all relevant information and documents regarding such issue.

14.3

In the event that any Third Party files an action, whether in court or out of court, against STADA (including STADA’s Affiliates and/or Distributors), claiming an alleged infringement of registered IP Rights (especially but not limited to Patents) (“IP Claims”) as a consequence of or derived from (a) the performance of any of the operations contemplated in this Agreement or the Supply Agreement or (b) in case additional Patents will be granted after the Effective Date and STADA’s external patent counsel confirms that a Product falls within the scope of protection of such Third Party Patents as well as STADA and/or its Affiliates decide not to launch the Product or to discontinue marketing the Product, as the case may be, due to such additional Patents granted, then STADA shall provide ALVOTECH with all relevant details and ALVOTECH shall cooperate and render all assistance and all available documentation to STADA and/or its Affiliates in the event STADA and/or its Affiliate decide(s) to take action with respect to the claim of the alleged infringement.

14.4

ALVOTECH shall coordinate and decide the defense strategy, the means of proof and the appeals for any IP Claim up to the point of time of grant of MA in any country of the Territory. After the grant of the MA in any country of the Territory, the Parties shall decide together on the defense strategy, the means of proof and appeals for such IP Claim. This includes a joint decision on the defense of legal proceedings where necessary in the name of one of the Parties or in the joint name of both Parties as appropriate. In case the Parties do not agree on the defence strategy, then subject to Article 14.6, the Party being sued shall finally decide the defense strategy and the other Party shall use reasonable efforts to cooperate with such Party.

14.5

In the event that either Party reasonably believes there is a Third Party Joint IP Infringement or a Third Party Licensed IP Infringement (each, an “Enforcement Claim”), the Parties shall without undue delay consult each other on how to address such Enforcement Claim

14.6

In case that any IP Claim is initiated against one Party or a Party is permitted to enforce an Enforcement Claim under this Agreement, and such Party requires the collaboration of the other Party for its defense or enforcement, as applicable, the other Party is obliged to provide reasonable collaboration to the requesting Party as well as to provide, as soon as possible, all the relevant information, documents, etc., that may be available, including

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joining the legal proceedings as a party where such party may be required to be joined in order to defend or enforce such IP Claim or Enforcement Claim, as applicable. Excluding ALVOTECH Claims, the defending or enforcing Party, as applicable, in any IP Claim or any Enforcement Claim shall keep the other Party informed on a reasonable and timely basis as to the status of the proceedings, including the defense or settlement of such claim. Excluding ALVOTECH Claims, for which no consent will be required from STADA, neither the defending or enforcing Party nor the non-defending or non-enforcing Party may settle any legal disputes without prior written consent of the other Party, such consent not to be unreasonably withheld or conditioned.

14.7

In the event that the Parties cannot agree on enforcement of any Third Party Joint IP Infringement affecting the Product in the Territory within [***] days of such discussions, then subject to Article 14.6, STADA shall have the first right to elect to enforce such Third Party Joint IP Infringement by delivering to ALVOTECH, after such [***] days period, written notice of such election. If ALVOTECH does not receive written notice within such [***] day period, then subject to Article 14.6, ALVOTECH shall have the right to enforce such Third Party Joint IP Infringement.

14.8

In the event that the Parties cannot agree on enforcement of any Third Party Licensed IP Infringement involving Product IP Licensed Rights affecting the Product in the Territory within [***] days of such discussions, ALVOTECH shall have the first right to elect to enforce any such Third Party Licensed IP Infringement involving Product IP Licensed Rights. In the event ALVOTECH or its Affiliate elects not to take action against any infringement of any Product IP Licensed Rights by a Third Party affecting the Product in the Territory within [***] days of its right to do so under this Article 14.8, and to the extent that ALVOTECH as licensee has rights to enforce the Product IP Licensed Rights against such Third Party in the Territory (and may grant sub-license rights to STADA of the same), STADA shall have the right, subject to Article 14.6, at its own expense, and if applicable in the name of both Parties, for taking all reasonable action related to enforcement of such Product IP Licensed Rights affecting the Product against such Third Party in the Territory. ALVOTECH shall use commercially reasonable efforts to obtain the right to enforce such Product IP Licensed Rights affecting the Product in the Territory. For clarity, ALVOTECH will have the sole right to enforce all other Enforcement Claims (“ALVOTECH Claims”).

14.9

For the avoidance of doubt, subject to Article 15.5, any claims, including IP Claims, brought against STADA’s trademark, brand and/or logo any actions taken by STADA in order to defend STADA’s trademark, brand and/or logo are in the sole discretion and responsibility of STADA.

Article 15 – Termination and Expiration

15.1	This Agreement shall become effective upon the Effective Date.

15.2

Upon expiration of the Exclusivity Period, in respect of the Territory, except as otherwise stated in this Article 15, (a) STADA will keep the Dossier (and its rights to use the Dossier), (b) the rights granted to STADA under Articles 2.1 through 2.3 shall become non-exclusive, fully paid-up and continue in force on a perpetual basis (but remain subject to the restrictions contained therein), and (c) the Exclusive Purchase Obligation shall terminate.

15.3	Except as otherwise provided in this Agreement, this Agreement can be terminated with immediate effect subject to written notice:

(a)

by the non-defaulting Party if the other Party commits a material breach of this Agreement and, in the case of a breach capable of remedy, does not remedy the situation within sixty (60) calendar days of receiving written notice of default from the other Party;

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(b)

by the non-defaulting Party if the other Party states or admits in writing that it is unable to pay its current obligations in the ordinary course of business as they generally become due, declares bankruptcy, assigns all its assets for the benefit of creditors, undergoes a corporate reorganization prompted by insolvency or appoints receiver or trustee;

(c)

by STADA in case the Products will not benefit from a registered shelf life of at least [***] months at the date of grant of the first MA on behalf of STADA or its Affiliate and/or the ongoing-stability program in accordance with GMP does not confirm such stability of the Product;

(d)

by the Party to whom a warranty according to Article 13 is given and such warranty turns out to be incorrect and the breaching Party does not remedy the situation within sixty (60) calendar days of receiving written notice of default from the other Party;

(e)

by STADA if an EU-wide Marketing Authorisation by way of the CP is not granted by 31.12.2021 (date of positive EC decision) (which date shall be extended by up to three (3) months if it is likely that such extension of time has a reasonable prospect of resulting in a positive opinion);

(f)

by either Party if the milestone as described in Article 7.1 is not reached, i.e. that the defined end points as per the clinical trial protocol are not met and considered negative by ALVOTECH and STADA; or

(g)

by STADA if the Dossier is not delivered to STADA by 31 March 2020 or, if later, by such later date (up to a maximum of a further six (6) months) as is necessary to accommodate the demands of the Development Plan.

15.4

The effects of termination by STADA according to Article 15.3(a) or (b) or (d) shall be that (a) STADA will keep the Dossier (and its rights to use the Dossier), and upcoming and granted MAs, (b) the rights granted to STADA under Articles 2.1 through 2.3 shall become [***] (but remain subject to restrictions contained therein) and STADA shall not be required to make any further payments to ALVOTECH under this Agreement (other than pursuant to Article 8 if the Supply Agreement remains in place), and (c) STADA shall be [***].

Further, in case of termination by STADA according to Article 15.3(a) or (d), provided that the relevant breach of this Agreement including any warranty is of a material nature and has an adverse effect on the ability of STADA to exploit or exercise its rights under this Agreement, then ALVOTECH shall reimburse to STADA:

(a)

[***] percent ([***]%) of the payments paid in accordance with Article 7 reduced by any reimbursements in accordance with Article 9.13 (if any), if the termination takes place prior to or during the [***] marketing year of the Product in the initial Exclusivity Period for Germany;

(b)

[***] percent ([***]%) of the payments paid in accordance with Article 7 reduced by any reimbursements in accordance with Article 9.13 (if any), if the termination takes place during the [***] marketing year of the Product in the initial Exclusivity Period for Germany;

(c)

[***] percent ([***]%) of the payments paid in accordance with Article 7 reduced by any reimbursements in accordance with Article 9.13 (if any), if the termination takes place during the [***] ([***]) marketing year of the Product in the initial Exclusivity Period for Germany;

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(d)

[***] percent ([***]%) of the payments paid in accordance with Article 7 reduced by any reimbursements in accordance with Article 9.13 (if any), if the termination takes place during the [***] ([***]) marketing year of the Product in the initial Exclusivity Period for Germany;

(e)

[***] percent ([***]%) of the payments paid in accordance with Article 7 reduced by any reimbursements in accordance with Article 9.13 (if any), if the termination takes place during the [***] ([***]) marketing year of the Product in the initial Exclusivity Period for Germany; and

after expiration of the initial Exclusivity Period for Germany, the effects mentioned above shall remain, but no reimbursement of the payments paid in accordance with Article 7 shall become due.

Any reimbursement shall be fully credited against any damages claims awarded.

15.5

The effects of termination by (i) ALVOTECH as terminating Party according to Article 15.3 (a) or (b) or (d) (provided that, in case of termination under Article 15.3 (a) or (d), the relevant breach of this Agreement including any warranty is of a material nature and has an adverse effect on the ability of ALVOTECH to benefit from the rights granted under this Agreement), or (ii) STADA as terminating Party according to Article 15.3 (c), (e) or (g), or (iii) either Party according to Article 15.3(f) shall be that STADA shall return to ALVOTECH, without retaining any copy, the Dossier (if any), together with any other documentation delivered by ALVOTECH in connection with the Products, except for copies which are required to be retained subject to law. In addition upon written request by ALVOTECH, STADA shall immediately assign and transfer any and all rights to the MAs (or to any MA applications, as the case may be) to ALVOTECH or ALVOTECH’s designee, at no cost for ALVOTECH whatsoever and STADA shall have no further rights under this Agreement or in any other way with respect to the Dossier, any IP Rights under this Agreement, including any Created Product IP Rights, Owned Created IP Rights, Product IP Licensed Rights, and Manufacturing Product ex-Territory IP Rights, the Products and/or the MAs for the Products. In addition, STADA, on behalf of itself and its Affiliates, (a) hereby assigns to ALVOTECH, all of STADA’s right, title, and interest in and to all Product IP Owned Rights and Created Product IP Rights, and (b) STADA hereby grants to ALVOTECH, a non-exclusive, royalty-free (except for any royalties for the product trademarks as set out herein), fully-paid up and sublicensable right (through multiple tiers), to freely exploit any other IP Rights owned by STADA or its Affiliates relating to the Product solely to the extent necessary for the manufacture, marketing, use and sale of the Product in the Territory in a form substantially similar to the commercialisation as performed or envisaged by STADA, and agrees to introduce ALVOTECH and its designees with the aim to obtain any such licenses from any sublicenses or subcontractors of STADA or its Affiliates to the extent necessary for the manufacture, marketing, use, or sale of the Products in the Territory. Such license granted under this Article 15.5(b) shall exclude rights to any trademarks, trade dress of use of the company names of STADA or its Affiliates; provided that in the event termination occurs after launch of the Product in a country in the Territory, then STADA hereby grants ALVOTECH an exclusive and sublicensable right (through multiple tiers), to use the product trademark under which the Product was being commercialized in such country for the sole purpose of manufacturing, marketing, using, or selling the Products in the Territory, and the Parties will negotiate in good faith a trademark license agreement with standard royalties customary in the pharmaceutical industry for a deal of this size and commercial potential of the Product, addressing the enforcement and protection of such trademark for the benefit of ALVOTECH, or if mutually agreed to, an assignment of such trademark to ALVOTECH.

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The product trademark license shall be royalty-free and fully paid up, if ALVOTECH is the terminating Party according to Article 15.3(a) or (b) or (d), and shall bear said standard royalties as set out herein, if STADA is the terminating Party according to Article 15.3(c), (e) or (g), or if either Party terminates according to Article 15.3(f). In case the Parties cannot agree on such standard royalties for said trademark within [***] days after start of the negotiation, either Party may request that the president of the International Chamber of Commerce in Frankfurt, Germany, as arbitrator (or any other person nominated by said president and acting as arbitrator) determines the same in good faith taking into consideration the nature of the license in the pharmaceutical industry, the size and commercial potential of the Product. For this purpose, both Parties may submit a confidential proposal to the arbitrator setting out the amount of such royalty rate within the time period set by the arbitrator which shall not exceed [***] weeks after the arbitrator has been appointed or invoked. The arbitrator shall only be entitled to choose between one of the two proposals and shall select only such proposal which he considers in good faith the most appropriate one in light of the criteria set out herein. The determination of the arbitrator of the royalty rate shall be binding in any court of competent jurisdiction. The total expense including reasonable attorney fees of such arbitration shall be paid by the unsuccessful Party. STADA will cooperate with ALVOTECH and its representatives to effectuate the transfer, vesting, and recordal of ALVOTECH’s rights in and to such transferred IP Rights.

15.6

In addition to the effects set out in Article 15.5, the effects of termination by STADA according to Article 15.3(c), (e) or (g) shall be that ALVOTECH shall reimburse STADA all payments already made under Article 7 and all regulatory fees and any other costs related to such MAs or application already paid under this Agreement.

15.7	This Agreement can be terminated by STADA on a country-by-country basis for any country of the Territory with immediate effect by giving written notice to ALVOTECH if:

(a)

ALVOTECH fails to assist STADA in answering adequately any deficiency letter issued by any relevant Health Authority so that a MA for at least one strength (pack size) of the Product cannot be obtained in such country; or

(b)	Article 14.3 applies in the country concerned, and the prospects of the Third Party lawsuit are that, on the balance of probabilities, such lawsuit will succeed; or

(c)

the Health Authorities of the respective country decline to successfully conclude a registration procedure in a national procedure and to grant a MA for the Product on the basis of the Dossier, or the performance of ALVOTECH is not in line with the European state of the art in regulatory affairs in running/or supporting the application procedures, independent of any possibility of appeal, or if the Health Authority or any other responsible authority declines to grant reimbursement status.

In case of termination by STADA under Article 15.7(a) or (c) for non-EU countries, ALVOTECH shall refund to STADA an amount calculated according to the following scheme: refund amount = [***]. For these purposes, the sales shall be determined according to data provided by IQVIA Commercial GmbH & Co. OHG, Frankfurt/Main, Germany.

In all cases of termination under this Article 15.7, the effects set out in Article 15.5 shall apply, but only for the country(ies) concerned, and the Exclusive Purchase Obligation shall terminate automatically for the specific terminated country/countries.

15.8

The terms and conditions of this Article shall not limit any rights for damages of either Party subject to a breach of contract by the other Party in case of termination of this Agreement. However, any reimbursements made in accordance with the terms of this Agreement shall be deducted from the amount of any damage claim awarded.

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15.9	For clarification: in all events of termination the non-compete obligation shall also terminate (for the respective country, if termination occurs on a country-by-country basis).

15.10

Upon termination of this Agreement for any reason, nothing shall be construed to release one of the Parties from any of its obligations or liabilities hereunder arisen until the date of termination (including without limitations its obligations to pay any and all fees or other amounts accrued but unpaid hereunder prior to the date of such termination).

15.11

In any case of termination, except in the event that ALVOTECH terminates this Agreement for material breach by STADA, STADA, its Affiliates and/or its Distributors are entitled to sell their remaining stock of the Product purchased from ALVOTECH, provided that all outstanding invoices of ALVOTECH for the Product supply have been paid by STADA. As long as necessary for the sell-out of the remaining stock as permitted herein, STADA is entitled to use and keep the Dossier and the relevant MAs.

Article 16 – Miscellaneous

16.1	Social Responsibility:

(a)

Each Party undertakes and warrants to the other Party that with respect to the performance of this Agreement it shall adhere to the ten principles of the UN Global Compact which include human rights, labour and environment principles and working against corruption in all its forms.

(b)	Any damage of either Party due to the non-compliance with this warranty shall be limited to the direct damage suffered by the other Party as a result of such non-compliance.

(c)

Such damages are the sole and only legal remedy in case of any breach by either Party of, or non-compliance with, the warranty set forth in Article 16.1.a above. Therefore, any other remedies such as the rights to terminate or rescind this Agreement or withdraw from it or to claim any other damages such as indirect, consequential, special or incidental damages are expressly excluded.

16.2

Assignment: This Agreement is deemed personal to both ALVOTECH and STADA. Therefore, neither Party shall, without the prior written consent of the other Party which will not be reasonably denied, assign this Agreement or any of its rights hereunder, except to an Affiliate. Any assignment in derogation of this Article 16.2 shall, at the option of the non-assigning Party, be deemed null and void. In addition, ALVOTECH may, with STADA’s prior written consent, assign the rights under this Agreement to a bank or other financial institution making financial facilities available to a Party for the purposes of its working capital or other requirements.

16.3

Entire understanding: This Agreement, along with the Supply Agreement, are the entire understanding and agreement between ALVOTECH and STADA relating to the subject matter hereof and supersedes (except as provided herein) any and all prior arrangements, understandings and agreements between ALVOTECH and STADA whether written or oral relating thereto. No amendments, changes, or modifications of the terms of this Agreement shall be deemed valid and binding unless made in writing and signed by the duly authorised representative of each Party.

16.4

Law and jurisdiction: The validity, interpretation and fulfilment of this Agreement shall be governed by the material laws of Germany without reference to the United Nations Convention on the International Sale of Goods (CISG). The place of jurisdiction shall be Frankfurt am Main, Germany.

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16.5

Non-waiver: The failure by any Party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right hereunder shall not constitute a waiver of the same or affect the validity of this Agreement or any part hereof, or ALVOTECH’s and STADA’s right thereafter to enforce or to exercise the same.

16.6

Severability: In case one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such holding shall not affect any other provisions of this Agreement. Instead a provision shall be construed by limiting such provision to such extent as would nearly be possible reflect the intent, purpose and economic effect of such, or, if such is not possible, by deleting such provision from this Agreement.

[Signature page follows.]

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IN WITNESS, the Parties have caused this Agreement to be executed by their duly authorised representatives:

For and behalf of STADA Arzneimittel AG /s/ Peter Goldschmidt	For and behalf of STADA Arzneimittel AG /s/ Dr. Michael Mack
Name: Peter Goldschmidt Title: Chief Executive Officer	Name: Dr. Michael Mack Title: Vice President Biotechnology
Bad Vilbel, 30.08.2019	Bad Vilbel, 29.08.2019

For and behalf of ALVOTECH hf. /s/ Robert Wessman
Name: Robert Wessman Title: Chairman
_______, _____________________